EXHIBIT 1
                                                                     ---------



                                                     December 17, 2003

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

Ladies and Gentlemen:

         National  Penn  Bancshares,   Inc.  ("NPB")  and  Peoples  First,  Inc.
("Peoples") are considering entering into an Agreement dated December 17, 2003 (the "Agreement").

         Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) NPB will acquire Peoples by a merger of Peoples with and into NPB; (b) shareholders of Peoples will receive shares of NPB common stock and/or cash in exchange for their shares of Peoples common stock owned on the closing date; and (c) optionholders of Peoples will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of Peoples outstanding on the closing date (the foregoing, collectively, the "Transactions").

         I have been advised that I may be deemed to be an "affiliate" of Peoples for purposes of certain rules issued by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

         I understand that NPB is requiring, as a condition to its execution and delivery to Peoples of the Agreement, that I execute and deliver to NPB this Letter Agreement.

         Intending to be legally bound hereby, I irrevocably agree and represent as follows:

         1. I agree to vote or cause to be voted for approval of the Transactions all shares of Peoples common stock over which I exercise sole or shared voting power.

         2. Through the conclusion of the Transactions, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of Peoples common stock

National Penn Bancshares, Inc.
December 17, 2003
Page 2


over which I exercise sole or shared voting power or any options that I hold to acquire shares of Peoples common stock. Notwithstanding the foregoing, after the record date for the approval of the Transactions, I have the right to make gifts of any shares of my Peoples common stock, or any options that I hold to acquire Peoples common stock to the extent gifts are permitted by any applicable option plan.

         3. I agree, if I am an optionholder, to exchange my options to acquire shares of common stock of Peoples for options to acquire such number of shares of common stock of NPB, and at such per share exercise price, as is provided in
Section 2.07 of the Agreement, and otherwise on the same terms and conditions as the exchanged Peoples options (unless I shall have exercised, with the prior written consent of NPB, any such option prior to the Transactions).

         4. I have sole or shared voting power over the number of shares of Peoples common stock, and hold stock options for the number of shares of Peoples common stock, if any, set forth below opposite my signature line. NPB recognizes that with respect to any such shares which have been pledged to a third party (which are specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

         5. I agree, if I am an optionholder, not to exercise any options to acquire shares of Peoples common stock prior to the closing of the Transactions without the prior written consent of NPB.

         6. I hereby waive the right to assert dissenters rights under the Pennsylvania Business Corporation Law of 1988, as amended, and any other applicable law or regulation.

         7. I agree not to offer, sell, transfer or otherwise dispose of any shares of NPB common stock received pursuant to the Transactions, except:

         (a) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such NPB common stock is effective and a prospectus is made available under the Securities Act;

         (b) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act ("Rule 145"); or

         (c) in a transaction which, in an opinion of counsel satisfactory to NPB or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act;

and I acknowledge and agree that NPB is under no obligation to register the sale, transfer or other disposition of NPB common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

         8. NPB shall take all steps necessary to ensure that NPB is in compliance with all those requirements of Rule 145 and Rule 144 with which NPB must comply in order for the resale provisions of Rule 145(d) to be available to me.

National Penn Bancshares, Inc.
December 17, 2003
Page 3


         9. I agree that neither Peoples nor NPB shall be bound by any attempted sale of any shares of Peoples common stock or NPB common stock, respectively, and Peoples' and NPB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and I further agree that the certificate representing shares of NPB common stock owned by me may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement.

         10. I represent that I have no present plan or intention to offer, sell, exchange, or otherwise dispose of any shares of NPB common stock to be received in the Transactions.

         11. I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

         I am signing this Letter Agreement in my capacity as a shareholder of Peoples, and as an optionholder if I am an optionholder, and not in any other capacity (including as a director).

        This Letter Agreement shall be effective upon acceptance by NPB.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

National Penn Bancshares, Inc.
December 17, 2003
Page 4

         This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to NPB's rights arising out of any willful breach of any covenant or representation contained herein.

                                                     Very truly yours,

Number of shares held:
 Sole voting power:        _______
 Shared voting power:      _______

Number of shares subject
 to stock options:         _______

Number of pledged
 shares:                   _______



--------------------                                 ---------------------------
Witness:                                             [Name]



Accepted:
---------

NATIONAL PENN BANCSHARES, INC.


By:___________________________
         Name:
         Title: